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                                                                       EXHIBIT 9

                  [DONOVAN LEISURE NEWTON & IRVINE LETTERHEAD]


                               February 24, 1995


First SunAmerica Life
  Insurance Company
733 Third Avenue
4th Floor
New York, NY 10017

Ladies and Gentlemen:

     Having examined and being familiar with the articles of incorporation and by-laws of First SunAmerica Life Insurance Company ("First Sun"), the applicable resolutions relating to FS Variable Separate Account (the "Account"), and other pertinent records and documents, I am of the opinion that:

     1) First Sun is a duly organized and existing stock life insurance company under the laws of the State of New York;

     2) The Account is a duly organized and existing Separate Account of First Sun; and

     3) The annuity contracts being registered by the Registration Statement will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of First Sun, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement on Form N-4 on behalf of the Account.

                         Very truly yours,

                         /s/ JAMES P. CORCORAN

                         James P. Corcoran